Exhibit 4.1

Original issue discount PROMISSORY NoTE

Principal Amount: $565,000	October 11, 2018 (the “Issuance Date”)

Amount of Proceeds: $510,000

FOR VALUE RECEIVED, the undersigned DPW Holdings, Inc., a Delaware corporation (the “Maker”) promises to pay, on or before December 8, 2018 (the “Maturity Date”), to the order of ___________, a Delaware limited partnership (the “Lender”), at _______________ or such other address as is designated by the Lender, the sum of Five Hundred Sixty-Five Thousand Dollars ($565,000) with together with interest payable as set forth below.

The Maker shall interest of Twenty-Seven Thousand Five Hundred Dollars ($27,500). If this Original Issue Discount Promissory Note (the “Note”) is not paid in full on the Maturity Date, the principal which remains due the unpaid interest, if any, shall bear interest from the Maturity Date at the rate of eighteen percent (18%) per annum until paid.

This Note shall be subject to a Securities Purchase Agreement dated the date of this Note between the Maker and the Lender (the “SPA”). Any of the following shall be deemed an Event of Default under this Note:

(i)	the failure to pay all principal and interest on the Maturity Date;

(ii)	A breach of any representation, warranty or covenant contained in the SPA;

In the event of the occurrence of any Event of Default set forth above, the Maturity Date of this Note shall be accelerated and all unpaid principal and interest shall be immediately due and owing upon the giving of notice as provided in the SPA. Except as expressly provided herein, the Maker waives presentment, demand, notice, protest, and all other demands or notices in connection with the delivery, acceptance, endorsement, performance, default or enforcement of this Note, generally waives all suretyship defenses and defenses in the nature thereof and agrees to be bound by all the terms and conditions contained in this Note executed in connection herewith.

The Maker agrees to pay the costs and expenses of collection, including reasonable attorneys' fees actually incurred or paid by the Lender in enforcing this Note or the obligations under the SPA regardless of whether suit in brought. No delay or omission of the holder in exercising any right or remedy hereunder shall constitute a waiver of any such right or remedy. Acceptance by the Lender of any payment after acceleration shall not be deemed a waiver of such acceleration. A waiver on one occasion shall not operate as a bar to or waiver of any such right or remedy on any future occasion.

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The Lender need not enter payments of principal or interest upon this Note but may maintain a record thereof on a separate ledger maintained by the Lender.

Time is of the essence under this Note.

If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Note, and the other provisions of this Note shall remain in full force and effect, and shall be construed in favor of the Lender or its assigns. Subject to the foregoing provisions of this paragraph, it is the express intention of the Maker and the Lender to conform strictly to any applicable usury laws. Accordingly, all agreements between the Maker and the Lender or its assigns, whether now existing or hereafter arising, and whether written or oral, are hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of the maturity of this Note or otherwise, shall the amount paid or agreed to be paid to the Lender or its assigns of this Note exceed the maximum amount permissible under applicable law. Any reduction shall first be applied to interest. This Note shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of Delaware without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Note shall be brought solely in a federal or state court located in New Castle County, Delaware. By its execution hereof, in the case of the Maker, or acceptance, in the case of the Lender, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in New Castle County, Delaware and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto.

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IN WITNESS WHEREOF, the Maker has duly executed this Note as of the Issuance Date.

DPW HOLDINGS, INC.

By:
Name: Milton C. Ault III
Title: Chief Executive Officer

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